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                                                                    Exhibit 99.1

Transatlantic Holdings, Inc. Announces Increase in Loss Reserves Resulting in $65 Million Charge to Fourth Quarter Earnings

         NEW YORK - (BUSINESS WIRE) - February 3, 2003 - Transatlantic Holdings, Inc. (NYSE: TRH) today announced that it will record a charge of $65 million to fourth quarter 2002 earnings for the after-tax impact of an addition to loss reserves.

         The Company will add $100 million to net loss reserves in the fourth quarter of 2002 related principally to losses occurring between 1998 and 2000 in certain casualty lines. This adjustment is based on recently reported claims experience reflecting industry-wide trends, and is a result of the Company's normal recurring loss reserve study.

         "While this action will reduce the quarter's earnings, Transatlantic's financial strength and market positioning remain on very strong footing, with stockholders' equity exceeding $2 billion and net loss reserves exceeding $3 billion. Transatlantic had a solid year in 2002, with record increases of premiums and cash flow -- the result of much improved market conditions," commented Robert F. Orlich, President and Chief Executive Officer.

         The Company will report fourth quarter and full year 2002 earnings on February 13, 2003.

Caution concerning forward-looking statements:

         This press release contains forward-looking statements. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. In addition, please refer to TRH's Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Reports on Form 10-Q for each of the first three quarters of 2002 for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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         Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Sydney, Hong Kong, Shanghai and Tokyo. As of September 30, 2002, TRH had consolidated assets of $7.5 billion and stockholders' equity of $2.0 billion. Its subsidiaries, Transatlantic Reinsurance Company (TRC), Putnam Reinsurance Company and Trans Re Zurich are rated "A++ (Superior)," the highest rating classification, by A. M. Best Company. Moody's






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Investors Service has assigned an insurance financial strength rating of Aa1
("Excellent") to TRC. Standard & Poor's has assigned an insurer financial strength rating of "AA" to TRC, Putnam and Trans Re Zurich. These subsidiaries offer reinsurance capacity on both a treaty and facultative basis - structuring traditional and non-traditional programs for a full range of property and casualty products, with an emphasis on specialty risks.






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Contact:

Transatlantic Holdings, Inc., New York
Steven S. Skalicky
212-770-2040